CENTENNIAL
COMMUNICATIONS


                                    For further information, please contact:

                                                            Peter W. Chehayl
                                                     Chief Financial Officer
                                             Centennial Communications Corp.
                                                         1305 Campus Parkway
                                                          Neptune, NJ  07753
                                                     (732) 919-1000 ext. 379


                    CENTENNIAL COMMUNICATIONS CORP. ANNOUNCES
                          RECORD THIRD QUARTER RESULTS

FOR IMMEDIATE RELEASE

NEPTUNE, NJ - MARCH 22, 2000 (NASDAQ: CYCL) Centennial Communications Corp. ("Centennial" or "the Company") announced record results for revenues and earnings for the quarter ended February 29, 2000. Consolidated revenues grew 30% from the same quarter last year to $127.6 million, and earnings before interest, taxes, depreciation, amortization and recapitalization costs ("adjusted EBITDA") increased 9% from the same quarter last year to $53.3 million.

For the nine months ended February 29, 2000 compared to the same period in the prior year, revenues and adjusted EBITDA increased 40% and 31%, respectively. Diluted earnings per share for the nine months were $.10.

The Company's wireless subscribers at February 29, 2000 were 585,500, compared to 426,700 on the same date last year, an increase of 37%. Domestic cellular subscribers increased by 53,200 during the quarter compared to an increase of 23,400 during the same quarter last year. Puerto Rico wireless subscribers increased 7,200 during the quarter compared to an increase of 18,700 during the same quarter last year.

"The subscriber growth in Domestic Cellular was tremendous," said Michael J. Small, president and chief executive officer. "Centennial also created the largest single-technology wireless footprint in the Caribbean when we announced a transaction to enter the Dominican Republic."

In January 2000, Centennial acquired a 70% interest in All America Cables and Radio Inc. in the Dominican Republic. The remaining 30% interest is held by local partner, Abraham Selman. AACR is an international long distance provider that also holds a 30MHz PCS license, a Local Multipoint Distribution System
(LMDS) license and a certificate to provide a broad range of telecommunications services in the Dominican Republic. The Dominican Republic is one of Latin America's fastest growing economies and has a population of 8.9 million. The purchase price was $25 million, subject to adjustment, of which $14 million has been paid to date and $11 million will be paid upon completion of due diligence. In the event that we are not satisfied with the results of our due diligence, we are not obligated to pay the remaining $11 million and we would not own the long distance and undersea cable businesses, but would continue to own the PCS license, the LMDS license and the certificate to provide a broad range of telecommunications services in the Dominican Republic.

On January 11, 2000, the Company entered into a letter of intent to acquire the cable television assets of Pegasus Communications for $170 million in cash subject to certain closing conditions. Pegasus' cable systems serve various communities in the western region of Puerto Rico, passing 170,000 homes with their 123 route-miles of fiber optic and 1,268 route-miles of coaxial cable. The Pegasus cable system has approximately 55,000 subscribers.

On March 10, 2000, Centennial announced the purchase of an international gateway switch located in Miami, Florida from Worldport Communications. The Company expects to connect this switch with its network in Puerto Rico utilizing capacity it owns on Americas II undersea fiber optic cable. This switch will reduce the Caribbean operations' cost of delivering calls to the United States.

On February 29, 2000, Centennial Communications completed an amendment and $200 million expansion of its bank facility to finance the announced transactions. A charge of $2.5 million was recorded to Puerto Rico's general and administrative expense as a result of the amendment to the bank facility.

For the quarter, domestic operations revenues were $76.4 million and adjusted EBITDA was $33.1 million, up 23% and 6% respectively from the same quarter last year. The increases are due to subscriber growth and strong growth in roaming revenue. EBITDA was negatively impacted by the sales and marketing expenses resulting from record net internal subscriber additions of 47,000.

Also for the quarter, Puerto Rico revenues were $51.2 million and adjusted EBITDA was $20.2 million, up 43% and 15% respectively from the same quarter last year. CLEC revenues for the quarter reached $9.9 million from $5.1 million in the same quarter last year. In November, the Company received a letter from the Puerto Rico Telephone Company disputing amounts owed for ISP traffic that terminated on Centennial's network. Centennial believes that this money is due under a valid tariff. Pending a resolution of this matter, the Company has increased its reserve for bad debt.

Centennial is one of the largest independent wireless telecommunications service providers in the United States, Puerto Rico and the Dominican Republic with approximately 17.4 million Net Pops. Centennial's domestic Rural Cellular operation has 6.1 million Net Pops and serves over 416,500 customers. Centennial de Puerto Rico, is a fully integrated provider of communications services in Puerto Rico, utilizing a PCS license that covers 3.9 million Pops in Puerto Rico and the U.S. Virgin Islands and a Competitive Local Exchange Carrier license to operate in Puerto Rico. In addition, the Company now owns 70% of a PCS license in the Dominican Republic representing approximately 6.2 million Net Pops, and holds minority shares representing approximately 1.2 million Net Pops in U.S. cellular operations controlled and managed by other operators.

Welsh, Carson, Anderson & Stowe (WCAS) and an affiliate of The Blackstone Group are controlling shareholders of Centennial. WCAS is a private investment firm based in New York and founded in 1979. WCAS currently manages over $8 billion in private equity capital and focuses primarily on the information services and healthcare industries. The Blackstone Group is a New York based private investment bank whose current corporate investment vehicle, Blackstone Capital Partners III Merchant Banking Fund, LP, has approximately $3.8 billion in committed capital.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act 1995:
Information in this release that involves Centennial's expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance, and actual results could differ materially from our current expectations.


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                            CENTENNIAL CELLULAR CORP.
                                   STATISTICS
                                February 29, 2000
                      ($000's, except per subscriber data)


                                            Three Months Ended                  Nine Months Ended
                                          Feb-00          Feb-99              Feb-00          Feb-99
                                      --------------------------------    --------------------------------
DOMESTIC
Subscribers                                  416,500         309,300             416,500         309,300
Net Gain - Subscribers                        53,200          23,400              95,900          56,600
Revenue per Average Customer                     $64             $68                 $68             $69
Roaming Revenue                              $27,293         $21,717             $83,905         $59,596
Penetration                                     6.9%            5.2%                6.9%            5.2%
Monthly Churn                                   1.8%            2.1%                1.9%            1.9%
Monthly MOU's per Customer                       120             100                 116             107
Cost to Acquire per Activation                  $248            $281                $273            $297
Capital Additions                             $9,455          $6,389             $33,435         $22,981

PUERTO RICO

Wireless Revenue                             $41,338         $30,764            $118,184         $76,093
Wireline Revenue                              $9,903          $5,085             $27,112         $11,518
Wireless Subscribers                         169,000         117,400             169,000         117,400
Net Gain - Subscribers                         7,200          18,700              35,500          48,600
Revenue per Average Wireless Customer            $84             $95                 $86             $91
Penetration                                     4.3%            3.0%                4.3%            3.0%
Monthly Churn                                   4.2%            3.3%                3.8%            3.5%
Monthly MOU's per Wireless Customer              512             461                 481             433
Capital Additions                            $28,245         $21,372             $66,744         $45,277
Fiber Route Miles                                391             314                 391             314
Access Lines                                  15,337           6,410              15,337           6,410

REVENUES

Consolidated                                $127,621         $97,993            $368,423        $262,591
Domestic                                     $76,380         $62,144            $223,127        $174,980
Puerto Rico                                  $51,241         $35,849            $145,296         $87,611

ADJUSTED EBITDA (1)

Consolidated                                 $53,347         $48,778            $171,299        $130,349
Domestic                                     $33,138         $31,254            $110,024         $91,521
Puerto Rico                                  $20,209         $17,524             $61,275         $38,828

LIQUIDITY

Total Debt Less Cash Equivalents          $1,470,353      $1,372,000          $1,470,353      $1,372,000


(1) Adjusted EBITDA for the three and nine months ended February 1999 excludes one time charges associated with the recapitalization.
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